Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

between

ACCESS NATIONAL CORPORATION

and

MIDDLEBURG FINANCIAL CORPORATION

October 21, 2016

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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INDEX OF DEFINED TERMS

2017 Contribution	Section 5.9(d)
ACA	Section 3.3(o)(ii)
Access	Recitals
Access Affiliates	Section 5.8(a)
Access Bank	Section 1.5(a)
Access Board Recommendation	Section 5.3(a)
Access Closing Balance Sheet	Section 6.3(d)(i)
Access Common Stock	Section 2.1(a)
Access Directors	Section 1.4(a)
Access’s Tangible Equity	Section 6.3(d)(ii)
Access Stock Awards	Section 3.3(d)(iii)
Access Stock Options	Section 3.3(d)(iii)
Access Stock Plan	Section 3.3(d)(iii)
Access Shareholder Approval	Section 3.3(c)(i)(2)
Access Shareholders Meeting	Section 5.3(a)
Acquisition Proposal	Section 5.5(c)
Affected Agreement	Section 5.12(c)
Agreement	Recitals
Bank Merger	Section 1.5(a)
Bank Merger Agreement	Section 1.5(a)
Bank Reports	Section 3.3(g)
Benefit Plans	Section 3.3(o)(i)
Book-Entry Shares	Section 2.2(c)
Certificates	Section 2.2(c)
Change in Access Recommendation	Section 5.5(e)
Change in Middleburg Recommendation	Section 5.5(e)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Recitals
Computer Systems	Section 3.3(cc)(i)
Confidentiality Agreements	Section 5.2(c)
Continuing Corporation	Section 1.1
Continuing Corporation Common Stock	Section 2.1(c)
Derivative Contract	Section 3.3(u)
Disclosure Letter	Section 3.1(a)
Effective Date	Section 1.2
Environmental Claim	Section 3.3(r)(iv)(1)
Environmental Laws	Section 3.3(r)(iv)(2)
ERISA	Section 3.3(o)(iii)
Exchange Act	Section 3.3(f)(i)
Exchange Agent	Section 2.2(a)
Exchange Ratio	Section 2.1(c)
FDIC	Section 3.3(b)
Financial Statements	Section 3.3(f)(ii)

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GAAP	Section 3.3(f)(ii)
Governmental Authority	Section 3.3(k)
Indemnified Party	Section 5.11(a)
Intellectual Property	Section 3.3(t)
Joint Proxy Statement	Section 5.4(a)
Knowledge	Section 3.2(c)
Loan	Section 3.3(q)(vi)
Loan Loss Allowance	Section 3.3(q)(ii)
Material Adverse Effect	Section 3.2(b)
Material Contract	Section 3.3(j)
Materials of Environmental Concern	Section 3.3(r)(iv)(3)
Merger	Recitals
Merger Consideration	Section 2.1(c)
Middleburg	Recitals
Middleburg 401(k) Plan	Section 5.9(c)
Middleburg Affiliates	Section 5.8(a)
Middleburg Bank	Section 1.5(a)
Middleburg Board Recommendation	Section 5.3(b)
Middleburg Cancelled Shares	Section 2.1(b)
Middleburg Closing Balance Sheet	Section 6.2(d)(i)
Middleburg Common Stock	Section 2.1(b)
Middleburg Continuing Employees	Section 5.9(a)
Middleburg Directors	Section 1.4(a)
Middleburg Stock Award	Section 2.4(c)
Middleburg Stock Option	Section 2.4(a)
Middleburg Stock Plan	Section 2.4(a)
Middleburg Shareholder Approval	Section 3.3(c)(i)(1)
Middleburg Shareholders Meeting	Section 5.3(b)
Middleburg’s Tangible Equity	Section 6.2(d)(ii)
MPPP	Section 5.9(d)
Notice of Recommendation Change	Section 5.5(f)(ii)
Organizational Documents	Section 3.3(a)
OREO	Section 3.3(q)(iii)
Permitted Issuances	Section 4.1(d)(ii)
Plan of Merger	Section 1.1
Registration Statement	Section 5.4(a)
Regulatory Agencies	Section 3.3(g)
Regulatory Approvals	Section 5.6(a)
Rights	Section 3.3(d)(iv)
Sarbanes-Oxley Act	Section 3.3(f)(v)
SCC	Section 1.2
SEC	Section 3.3(f)(i)
SEC Reports	Section 3.3(f)(i)
Securities Act	Section 3.3(f)(i)
Subsidiary	Section 3.3(b)
Superior Proposal	Section 5.5(d)

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Takeover Laws	Section 3.3(x)
Tax Returns	Section 3.3(l)(i)
Tax or Taxes	Section 3.3(l)(i)
Technology Systems	Section 3.3(t)
Termination Fee	Section 7.4(a)
Treasury	Section 3.3(e)(iii)
Treasury Warrant	Section 3.3(e)(iii)
VSCA	Section 1.1

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Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of October 21, 2016, between ACCESS NATIONAL CORPORATION, a Virginia corporation (“Access”), and MIDDLEBURG FINANCIAL CORPORATION, a Virginia corporation (“Middleburg”).

WHEREAS, the Boards of Directors of Access and Middleburg have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein in which Middleburg will merge with and into Access (the “Merger”);

WHEREAS, the Boards of Directors of Access and Middleburg have each determined that the Merger is consistent with and will further their respective business strategies and goals; and

WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE MERGER AND RELATED MATTERS

Section 1.1 The Merger.

Subject to the terms and conditions of this Agreement, at the Effective Date (as defined in Section 1.2) and in accordance with the Virginia Stock Corporation Act (the “VSCA”), Middleburg will be merged with and into Access pursuant to the Plan of Merger, substantially in the form attached hereto as Exhibit 1.1 and made a part hereof (the “Plan of Merger”). The separate corporate existence of Middleburg thereupon shall cease, and Access will be the surviving corporation in the Merger (Access is referred to herein as the “Continuing Corporation” whenever reference is made to it as of the Effective Date or thereafter). The Merger will have the effect set forth in Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, from and after the Effective Date, the Continuing Corporation shall possess all rights, privileges, properties, immunities, powers and franchises of Middleburg, and all of the debts, liabilities, obligations, claims, restrictions and duties of Middleburg shall become the debts, liabilities, obligations, claims, restrictions and duties of the Continuing Corporation.

Section 1.2 Effective Date.

The Merger will become effective on the date and at the time shown on the Certificate of Merger issued by the Virginia State Corporation Commission (the “SCC”) effecting the Merger (the “Effective Date”). At or after the Closing Date (as defined herein), Access and Middleburg will execute and deliver Articles of Merger meeting the requirements of Section 13.1-720 of the VSCA, including containing the Plan of Merger, to the SCC.

Section 1.3 Closing.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. at the offices of Troutman Sanders LLP, Richmond, Virginia on a date mutually agreed to by the parties (the “Closing Date”). All documents required by this Agreement to be delivered at or prior to the Closing Date will be exchanged by the parties at the Closing.

Section 1.4 Corporate Governance and Related Matters.

(a) On or prior to the Effective Date, the Board of Directors of Access shall cause the number of directors that will comprise the full Board of Directors of the Continuing Corporation at the Effective Date to be fixed at thirteen (13), consisting of (i) seven (7) current Access directors designated by Access, including the current Chief Executive Officer of Access (the “Access Directors”), and the six (6) Middleburg directors set forth on Section 1.4(a) of the Disclosure Letter of Middleburg (the “Middleburg Directors”). No other directors of Access or Middleburg shall be designated to serve on the Board of Directors of the Continuing Corporation at the Effective Date. The Access Directors and Middleburg Directors will be split among the three classes of directors to serve staggered terms as set forth on Section 1.4(a) of the Disclosure Letter of Access. Provided that each Middleburg Director continues to meet the standards for directors of the Continuing Corporation, the Continuing Corporation shall nominate each Middleburg Director for reelection to the Board of Directors of the Continuing Corporation at the first annual meeting of the shareholders of the Continuing Corporation following the Effective Date, and the Continuing Corporation’s proxy materials with respect to such annual meeting shall include the recommendation of the Board of Directors of the Continuing Corporation that its shareholders vote to reelect each Middleburg Director to the same extent as recommendations are made with respect to other directors on the Board of Directors of the Continuing Corporation.

(b) Subject to and in accordance with the Bylaws of the Continuing Corporation, effective as of the Effective Date, (i) Mr. John C. Lee, IV will serve as Chairman of the Board of Directors of the Continuing Corporation, (ii) Mr. Michael G. Anzilotti will serve as Vice Chairman of the Board of Directors of the Continuing Corporation, (iii) the members of the Executive Committee of the Board of Directors of the Continuing Corporation shall be Michael G. Anzilotti, Martin S. Friedman, Michael W. Clarke, John C. Lee, IV, and Gary R. Shook, and (iv) the officers of Access in office immediately prior to the Effective Date, together with the persons set forth on Section 1.4(b) of the Disclosure Letter of Access and in such positions specified therein, shall serve as the officers, respectively, of the Continuing Corporation from and after the Effective Date.

Section 1.5 Banking Operations.

(a) After the Effective Date, Middleburg Bank, Middleburg, Virginia (“Middleburg Bank”), the wholly owned subsidiary of Middleburg, shall merge with and into

Access National Bank, Reston, Virginia (“Access Bank”), the wholly owned subsidiary of Access (the “Bank Merger”), pursuant to the terms and conditions of an Agreement and Plan of Merger substantially in the form attached as Exhibit 1.5(a) (the “Bank Merger Agreement”), the separate existence of Middleburg Bank shall cease and Access Bank shall survive and continue to exist as a national banking association organized under the laws of the United States. Access may at any time change the method or timing of effecting the combination of Middleburg Bank and Access Bank (including, without limitation, the provisions of this Section 1.5(a) of the Agreement) if and to the extent Access deems such changes necessary, appropriate or desirable for any reason in its discretion; provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration (as defined herein), (ii) adversely affect the ability of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided, further, that Access shall provide Middleburg with seven days’ prior written notice of such change and the reasons therefor.

(b) Prior to the Effective Date, Access, Access Bank, Middleburg and Middleburg Bank shall take all actions necessary to effectuate the following:

(i) The officers and directors of Access Bank immediately following the Effective Date shall be the individuals set forth in Section 1.5(b)(i) of the Disclosure Letter of Access, serving in the positions set forth beside each individual’s name therein; and

(ii) The officers and directors of Middleburg Bank immediately following the Effective Date shall be the individuals set forth in Section 1.5(b)(ii) of the Disclosure Letter of Access, serving in the positions set forth beside each individual’s name therein.

(c) The officers and directors of Access Bank immediately prior to the effective date of the Bank Merger shall continue to serve as officers and directors of Access Bank after the effective date of the Bank Merger.

(d) Section 1.5(d) of the Disclosure Letter of Access contains a list of the branch offices of Middleburg Bank that shall be operated by the Continuing Corporation upon the Effective Date, subject to the opening or closing of any branch offices that may be authorized by federal and state banking regulators. After the Effective Date, the Continuing Corporation shall initially operate the branch offices listed in Section 1.5(d) of the Disclosure Letter of Access under the name and logo of Middleburg Bank that are used on the date of this Agreement (with any change to the use of such name or logo after the Effective Date to require a majority vote of the Board of Directors of the Continuing Corporation), subject to any changes required to comply with applicable federal or state banking regulations or requested by any Governmental Authority.

Section 1.6 Articles of Incorporation and Bylaws of the Continuing Corporation.

The Articles of Incorporation and Bylaws of Access as in effect immediately prior to the Effective Date will be the Articles of Incorporation and Bylaws of the Continuing Corporation.

Section 1.7 Tax Consequences.

It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Section 1.8 Appraisal Rights.

In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Middleburg Common Stock in connection with the Merger or the other transactions contemplated by this Agreement.

ARTICLE 2

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.1 Conversion of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of Access, Middleburg or the holder of any of the following securities:

(a) Each share of common stock, par value $0.835 per share, of Access (“Access Common Stock”) issued and outstanding immediately prior to the Effective Date shall remain issued and outstanding and shall not be affected by the Merger.

(b) All shares of common stock, par value $2.50 per share, of Middleburg (“Middleburg Common Stock”) issued and outstanding immediately prior to the Effective Date that are owned, directly or indirectly, by Access or Middleburg (other than shares of Middleburg Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and similar accounts, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) (any such shares, the “Middleburg Cancelled Shares”) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no stock of Access or other consideration shall be delivered in exchange therefor.

(c) Subject to Section 2.2, each share of Middleburg Common Stock, except for Middleburg Cancelled Shares, issued and outstanding immediately prior to the Effective Date will cease to be outstanding and will be converted into and exchanged for the right to receive 1.3314 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of common stock, par value $0.835 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (together, with any cash in lieu of fractional shares of Continuing Corporation Common Stock to be paid pursuant to Section 2.5, the “Merger Consideration”).

(d) If, between the date hereof and the Effective Date, the outstanding shares of Access Common Stock or Middleburg Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Exchange Ratio.

Section 2.2 Exchange Procedures.

(a) Appointment of Exchange Agent. Prior to the Effective Date, Access shall appoint an exchange and paying agent reasonably acceptable to Middleburg (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

(b) Access to Make Merger Consideration Available. At or prior to the Effective Date, Access shall for the benefit of holders of shares of Middleburg Common Stock and for exchange in accordance with this Article 2, (i) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article 2 in lieu of fractional shares of Continuing Corporation Common Stock, and (ii) duly authorize and direct issuance by the Exchange Agent of non-certificated shares represented by book-entry registry of Continuing Corporation Common Stock payable pursuant to this Article 2.

(c) Distributions to Holders of Middleburg Common Stock. Upon the Effective Date, each holder of an outstanding share of Middleburg Common Stock who has properly surrendered such Certificates (as defined herein) or non-certificated shares represented by book-entry registry of Middleburg Common Stock (the “Book-Entry Shares”) to the Exchange Agent (or affidavits of loss in lieu of such certificates) will be entitled to evidence of issuance in book entry form the number of whole shares of Continuing Corporation Common Stock (except if such holder has made an election to receive a physical stock certificate pursuant to Section 2.2(d) of this Agreement) and the amount of cash, if any, into which the aggregate number of shares of Middleburg Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement. If a holder of Middleburg Common Stock surrenders such Certificates representing shares of Middleburg Common Stock (the “Certificates”) or Book-Entry Shares and a properly executed letter of transmittal to the Exchange Agent at least five (5) business days prior to the Effective Date, then Access shall use commercially reasonable efforts to cause the Exchange Agent to deliver, within two (2) business days following the Effective Date, to such holder of Middleburg Common Stock the consideration into which the shares of such Middleburg Common Stock have been converted pursuant to this Agreement. If a holder of Middleburg Common Stock surrenders such Certificates or Book Entry Shares and a properly executed letter of transmittal to the Exchange Agent at any time after five (5) business days prior to the Effective Date, then Access shall use commercially reasonable efforts to cause the Exchange Agent to promptly, but in no event later than five (5) business days following receipt of such Certificates or Book Entry Shares and a properly executed letter of transmittal, deliver to such holder of Middleburg Common Stock the consideration into which the shares of such Middleburg Common Stock have been converted pursuant to this Agreement. The Exchange Agent shall not be obligated to deliver the consideration to which any former holder of Middleburg Common Stock is entitled as a result of the Merger until such holder surrenders his or her Certificates or Book-Entry Shares for exchange as provided in this Section 2.2. The Certificates or Book-Entry Shares so surrendered shall be, as applicable, duly endorsed or accompanied with such transfer and other documentation as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Continuing Corporation nor the Exchange Agent shall be liable to a holder of the Middleburg Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

(d) Letter of Transmittal. Access shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Date, to mail to each holder of Certificates or Book-Entry Shares who has not previously surrendered such Certificates or Book-Entry Shares a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates and Book-Entry Shares for the Merger Consideration into which the shares of such Middleburg Common Stock have been converted pursuant to this Agreement. Such letter of transmittal shall permit each holder of Certificates or Book-Entry Shares to elect to receive, in lieu of shares of Continuing Corporation Common Stock represented by book-entry registry, a physical stock certificate representing shares of Continuing Corporation Common Stock payable pursuant to this Article 2.

(e) Lost Certificates. A holder of Middleburg Common Stock whose Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive its portion of the Merger Consideration and dividends or distributions to which such shareholder shall be entitled upon compliance with reasonable conditions imposed by the Continuing Corporation and the Exchange Agent pursuant to applicable law and as required in accordance with the Continuing Corporation’s and the Exchange Agent’s standard policy (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).

Section 2.3 Rights of Former Holders of Middleburg Common Stock.

At the Effective Date, the stock transfer books of Middleburg shall be closed as to holders of Middleburg Common Stock, and no transfer of Middleburg Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.2 of this Agreement, each Book-Entry Share or Certificate shall from and after the Effective Date represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of Middleburg Common Stock shall be entitled to vote after the Effective Date at any meeting of Continuing Corporation shareholders the number of whole shares of Continuing Corporation Common Stock into which their respective shares of Middleburg Common Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 2.2 of this Agreement. Whenever a dividend or other distribution is declared by the Continuing Corporation on the Continuing Corporation Common Stock, the record date for which is at or after the Effective Date, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Middleburg Common Stock as of any time subsequent to the Effective Date shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Date until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 2.2 of this Agreement. However, upon surrender of such Book-Entry Share or Certificate representing Middleburg Common Stock the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each Book-Entry Share or other share represented by such Certificate.

Section 2.4 Middleburg Stock Options and Other Equity-Based Awards.

(a) At the Effective Date, each option to purchase shares of Middleburg Common Stock (a “Middleburg Stock Option”) granted under an equity or equity-based compensation plan of Middleburg (a “Middleburg Stock Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Date shall cease, at the Effective Date, to represent a right to acquire Middleburg Common Stock and shall be converted at the Effective Date, without any action on the part of the holder thereof, into the right to receive a cash payment in an amount equal to the product of (i) the difference between the closing sale price of Middleburg Common Stock on the NASDAQ Global Market on the trading day immediately preceding the Effective Date and the per share exercise price of the Middleburg Stock Option immediately prior to the Effective Date, and (ii) the number of shares of Middleburg Common Stock subject to such Middleburg Stock Option, subject to any applicable withholdings. If the exercise price of a Middleburg Stock Option immediately prior to the Effective Date is greater than the closing sale price of Middleburg Common Stock on the NASDAQ Global Market on the trading day immediately preceding the Effective Date, then at the Effective Date such option shall be cancelled without any payment made in exchange therefor. Prior to the Effective Date, Middleburg shall take all commercially reasonable actions to give effect to this Section 2.4(a) including, without limitation, using commercially reasonable efforts to obtain a written consent from each holder of a Middleburg Stock Option to the cancellation of such Middleburg Stock Option in exchange for the cash payment provided by this Section 2.4(a).

(b) Prior to the Effective Date, Middleburg shall take all actions necessary to cause each Middleburg Stock Plan to terminate immediately prior to the Effective Date.

(c) At the Effective Date, each restricted stock award granted under a Middleburg Stock Plan (a “Middleburg Stock Award”) which is unvested or contingent and outstanding immediately prior to the Effective Date, shall fully vest and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to this Agreement, and the shares of Middleburg Common Stock subject to such Middleburg Stock Award will be treated in the same manner as all other shares of Middleburg Common Stock for such purposes.

Section 2.5 No Fractional Shares.

Each holder of shares of Middleburg Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the closing sale price of Access Common Stock on the NASDAQ Global Market for the trading day immediately preceding (but not including) the Effective Date.

Section 2.6 Treasury Warrant.

At the Effective Date, each Treasury Warrant (as defined herein), which is then outstanding and unexercised shall cease to represent a right to acquire Middleburg Common Stock and shall be converted into a warrant to purchase shares of Continuing Corporation Common Stock in an amount and at an exercise price determined in accordance with the terms of such Treasury Warrant.

Section 2.7 Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined herein) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Disclosure Letters.

(a) Prior to the execution and delivery of this Agreement, each party has delivered to the other party a letter (its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Section 3.3 or to one or more of its covenants or agreements contained in Articles 4 or 5; provided, that (i) no such item is required to be set forth in a party’s Disclosure Letter as an exception to any representation or warranty of such party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein) with respect to such party.

(b) Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify (i) any subsections of Section 3.3 specifically referenced or cross-referenced and (ii) other subsections of Section 3.3 to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure (A) applies to such other subsections and (B) contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other subsections.

Section 3.2 Standard.

(a) No representation or warranty of Access or Middleburg contained in Section 3.3 (other than the representations and warranties contained in (i) Sections 3.3(c)(i), Section 3.3(d), Section 3.3(e) and Section 3.3(w), which shall be true in all material respects with respect to it, and (ii) Section 3.3(c)(iii)(A) and Section 3.3(h)(ii) which shall be true and correct in all respects) will be deemed untrue or incorrect, including for purposes of Sections 6.2(a) and Section 6.3(a), and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 has had or is reasonably likely to have a Material Adverse Effect on such party.

(b) The term “Material Adverse Effect,” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that in the case of clause (i) only a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in laws or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by courts or governmental authorities, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes or events after the date of this Agreement generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to Access or Middleburg or their respective Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the public disclosure of this Agreement and the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, and (G) any outbreak or escalation of major hostilities or acts of terrorism which involves the United States; except, with respect to clauses (A), (B), (C) or (G), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, financial condition or results of operations such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(c) The term “Knowledge” with respect to Access, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of the Disclosure Letter of Access and, with respect to Middleburg, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of the Disclosure Letter of Middleburg.

Section 3.3 Representations and Warranties.

Subject to and giving effect to Section 3.1 and Section 3.2 and except as set forth in the relevant Disclosure Letters or in any of such party’s SEC Reports (as defined below) filed on or after January 1, 2016 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary or forward-looking in nature), Access represents and warrants to Middleburg, and Middleburg represents and warrants to Access, to the extent applicable, as follows:

(a) Organization, Standing and Power. It is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. It has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. It is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and complete copies of its Articles of Incorporation, Bylaws or other similar governing instruments (the “Organizational Documents”), in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.3(a) of its Disclosure Letter.

(b) Subsidiaries. Each of its Subsidiaries (i) is a duly organized bank, corporation or statutory trust, validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on it on a consolidated basis. The outstanding shares of capital stock or equity interests of each of its Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or equity interests are directly or indirectly owned by it free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any of its Subsidiaries and there are no agreements, understandings or commitments relating to the right to vote or to dispose of the capital stock or equity interests of any of its Subsidiaries. There are no restrictions on the ability of any of its Subsidiaries to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposits of each of its Subsidiaries that is a commercial bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (the “FDIC”) to the maximum extent permitted by law. A true and complete list of its direct and indirect Subsidiaries as of the date hereof is set forth in Section 3.3(b) of its Disclosure Letter that shows the jurisdiction of organization of each Subsidiary, its form of organization (corporate, partnership, joint venture), and lists the owner(s) and percentage ownership (direct or indirect) of each Subsidiary.

The term “Subsidiary” when used with respect to any party means any corporation or other business organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

(c) Authority; No Breach of the Agreement.

(i) It has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by it have been duly and validly authorized by all necessary corporate action and subject only to the receipt of:

(1) in the case of Middleburg, approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of Middleburg Common Stock (the “Middleburg Shareholder Approval”), and

(2) in the case of Access, approval of this Agreement and the Plan of Merger by the holders of more than two thirds of the outstanding shares of Access Common Stock (the “Access Shareholder Approval”).

(ii) This Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity. Access represents and warrants that the Continuing Corporation Common Stock to be issued in the Merger, when issued, will be validly issued, fully paid and nonassessable.

(iii) Neither the execution and delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of its Organizational Documents; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of it or any of its Subsidiaries pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries.

(iv) As of the date hereof, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

(d) Access Capital Stock. Access represents and warrants that:

(i) The authorized capital stock of Access consists of: (1) 1,000,000 shares of undesignated serial preferred stock, of which no shares are issued and outstanding; and (2) 60,000,000 shares of common stock, par value $0.835 per share, of which 10,610,279 shares are issued and outstanding as of this date;

(ii) All outstanding shares of capital stock of Access have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;

(iii) As of the date hereof, 479,831 shares of Access Common Stock are subject to options to purchase Access Common Stock (“Access Stock Options”), and no shares are subject to unvested restricted stock awards (“Access Stock Awards”), in each case granted under an equity or equity-based compensation plan of Access (an “Access Stock Plan”); and

(iv) As of the date of this Agreement, there are not any shares of capital stock of Access reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which Access is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by each Access Stock Plan.

(e) Middleburg Capital Stock. Middleburg represents and warrants that:

(i) The authorized capital stock of Middleburg consists of: (1) 1,000,000 shares of preferred stock, par value $2.50 per share, of which no shares are issued and outstanding; and (2) 20,000,000 shares of common stock, par value $2.50 per share, of which 6,932,400 shares are issued and outstanding as of this date;

(ii) All outstanding shares of capital stock of Middleburg have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;

(iii) As of the date hereof, 23,362 shares of Middleburg Common Stock are subject to Middleburg Stock Options and 170,958 shares are subject to unvested Middleburg Stock Awards, in each case granted under a Middleburg Stock Plan, and 104,101 shares are subject to a Warrant To Purchase Common Stock, dated January 30, 2009 (including separate warrants derived therefrom, if any, the “Treasury Warrant”), issued to the United States Department of the Treasury (the “Treasury”) pursuant to the Securities Purchase Agreement incorporated into the Letter Agreement, dated January 30, 2009, between Middleburg and the Treasury; and

(iv) As of the date of this Agreement, there are not any shares of capital stock of Middleburg reserved for issuance, or any outstanding or authorized Rights, except as contemplated by the Middleburg Stock Plans and the Treasury Warrant and as set forth in Section 3.3(e) of its Disclosure Letter.

(f) SEC Filings; Financial Statements.

(i) It has filed all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed by it (collectively, the “SEC Reports”) with the Securities and Exchange Commission (the “SEC”) since December 31, 2012 under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, to the extent such SEC Reports are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, made available to the other party copies of such SEC Reports. Its SEC Reports, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any SEC Reports filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing), did not (and any SEC Reports filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

(ii) Each of its financial statements contained in or incorporated by reference into any SEC Reports (including any SEC Reports filed after the date of this Agreement) (the “Financial Statements”) complied (or, in the case of SEC Reports filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented (or, in the case of SEC Reports filed after the date of this Agreement, will fairly present) the consolidated financial position of it and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles in the United States of America (“GAAP”) consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii) It and each of its Subsidiaries has devised and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of its Board of Directors and the duly authorized executive officers of such party, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as such party or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (iii) access to its and its Subsidiaries’ properties and assets is permitted only in accordance with general or specific authorization of its Board of Directors and the duly authorized executive officers of such party, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(iv) Its “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by it in its SEC Reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of its chief executive officer and chief financial officer required under the Exchange Act with respect to such reports. It has disclosed, to its auditors and the audit committee of its Board of Directors and on Section 3.3(f)(iv) of its Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect its ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as of the date hereof.

(v) Each of its principal executive officer and principal financial officer (or each former principal executive officer and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to its SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. It is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) Bank Reports. It and each of its Subsidiaries have filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that they were required to file since December 31, 2012 with the Board of Governors of the Federal Reserve System, the FDIC, the Office of the Comptroller of the Currency, the Bureau of Financial Institutions of the Virginia State Corporation Commission and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over it or each of its Subsidiaries (collectively, the “Regulatory Agencies”), including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on it. Any such Bank Report regarding it or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of its and its Subsidiaries business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of it or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of it or any of its Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of it or any of its Subsidiaries since December 31, 2012, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it.

(h) Absence of Certain Changes or Events. Since December 31, 2015, except as disclosed in the SEC Reports, Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement or as set forth in Section 3.3(h) of its Disclosure Letter, (i) it and each of its Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on it.

(i) Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in the SEC Reports, Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement,

(ii) liabilities incurred since June 30, 2016 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iv) liabilities incurred in connection with the transactions contemplated by the Agreement, and (v) as set forth in Section 3.3(i) of its Disclosure Letter, neither it nor any of its Subsidiaries has, and since June 30, 2016 has not incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the SEC Reports, Bank Reports or Financial Statements of it or any of its Subsidiaries).

(j) Material Contracts; Defaults. Except as set forth in Section 3.3(j) of its Disclosure Letter (which may incorporate the contracts and instruments reflected as exhibits on the exhibit list included in its latest annual report on Form 10-K filed prior to the date of this Agreement), as of the date hereof, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K, (ii) that restricts the conduct of business by it or any of its Subsidiaries or its or their ability to compete in any line of business, (iii) with respect to employment of an officer, director or consultant, (iv) that would be terminable other than by it or any of its Subsidiaries or under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of this Agreement or the transactions contemplated herein (either alone or upon the occurrence of any additional acts or events), (v) that would require any consent or approval of a counterparty as a result of the consummation of this Agreement or the transactions contemplated herein; (vi) pursuant to which the annualized rent or lease payments are, or are reasonably expected to be, in excess of $50,000; (vii) for the use or purchase of materials, supplies, goods, services, equipment or other assets that involves payments in excess of $200,000 per year, or (viii) that is material to the financial condition, results of operations or business of it or any of its Subsidiaries (any such being referred to as a “Material Contract”). Neither it nor any of its Subsidiaries is in default under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(k) Legal Proceedings; Compliance with Laws. Except as set forth in Section 3.3(k) of its Disclosure Letter, there are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened against it or any of its Subsidiaries or against any of its or its Subsidiaries’ properties, assets, interests or rights, or against any of its or its Subsidiaries’, or to its Knowledge, any of its officers, directors or employees in their capacities as such. Neither it nor any of its Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority (as defined herein) restricting its operations or the operations of any of its Subsidiaries or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business and neither it nor any of its Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. It and each of its Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders). It and each of its Subsidiaries hold, and have at all times since December 31, 2012, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on it, and to its Knowledge no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority, and includes Regulatory Agencies.

(l) Tax Matters.

(i) It and each of its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects. All material Taxes (as defined herein) due and payable by it or any of its Subsidiaries have been timely paid, other than those that are being contested in good faith, as set forth in Section 3.3(l)(i) of its Disclosure Letter, and are reflected as a liability in its SEC Reports, Bank Reports or Financial Statements. Neither it nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect. Except as set forth in such section of its Disclosure Letter, no Tax Return filed by it or any of its Subsidiaries is under examination by any Governmental Authority or is the subject of any administrative or judicial proceeding, and no written notice of assessment, proposed assessment or unpaid tax deficiency has been received by or asserted against it or any of its Subsidiaries by any Governmental Authority. As used herein, “Tax” or “Taxes” mean all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax or additional similar amounts, imposed by any Governmental Authority. As used herein, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

(ii) It and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. It and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable law.

(iii) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of its assets or any of its Subsidiaries assets. Neither it nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among it and its Subsidiaries). Neither it nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(iv) Neither it nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. It and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. It is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v) It is not aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(m) Property.

(i) Except as set forth in Section 3.3(m) of its Disclosure Letter or reserved against as disclosed in its SEC Reports, Bank Reports or Financial Statements, it and each of its Subsidiaries have good and marketable title in fee simple absolute, free and clear of all material liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected in the balance sheet included in its SEC Reports, Bank Reports or Financial Statements as of December 31, 2015 or acquired after such date (except to the extent that such properties and assets have been disposed of for fair value in the ordinary course of business since December 31, 2015). All buildings, and all fixtures, equipment, and other property and assets that are material to its or any of its Subsidiaries business, held under leases, licenses or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures and appurtenances owned, leased, licensed, subleased or occupied by it and each of its Subsidiaries are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

(ii) In the case of Middleburg, Section 3.3(m)(ii) of its Disclosure Letter provides a summary spreadsheet that identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by Middleburg and each of its Subsidiaries or in which Middleburg or any of its Subsidiaries has any ownership or leasehold interest. Middleburg has made available to Access true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which Middleburg or any of its Subsidiaries is a party.

(n) Labor Matters.

(i) Neither it nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, or is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the

National Labor Relations Act) or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its Knowledge, threatened, or is it, to its Knowledge, subject to any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(ii) It and its Subsidiaries have complied with all applicable state and federal equal employment opportunity laws and regulations and other laws and regulations related to employment, including those related to wages, hours, working classification and collective bargaining. To its Knowledge, there are no unfair labor practice complaints pending against it or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. It and its Subsidiaries have properly classified individuals providing services to it as employees or independent contractors, as the case may be.

(o) Employee Benefit Plans.

(i) Section 3.3(o)(i) of its Disclosure Letter sets forth a complete and accurate list of all of its and its Subsidiaries’ employee benefit plans and programs, including without limitation: (A) all retirement, savings and other pension plans, programs or arrangements; (B) all health, severance, insurance, disability and other employee welfare or fringe benefit plans, programs or arrangements; (C) all employment, vacation and other similar plans, (D) all bonus, stock option, stock purchase, restricted stock, equity compensation, incentive, deferred compensation, supplemental retirement, severance, change in control and other employee and director benefit plans, programs or arrangements; and (E) all other employment or compensation plans, programs or arrangements, in each case for the benefit of or relating to its current and former employees (including any current or former leased employees), directors and contractors, whether or not written or unwritten for which it or any of its Subsidiaries sponsors, has an obligation to contribute or has any liability (individually, a “Benefit Plan” and collectively, the “Benefit Plans”).

(ii) It has and its Subsidiaries have, with respect to each Benefit Plan, previously delivered to the other party or made available to the other party true and complete copies of: (A) all current Benefit Plan agreements and documents and related trust agreements or annuity contracts and any amendments thereto; (B) all current summary plan descriptions and material communications to employees and Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent two plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation (if any); (E) the most recent annual and periodic accounting of plan assets; (F) all information regarding determination of full-time status of employees for purposes of the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”), including any look-back measurement periods thereunder, (G) if the Benefit Plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service; (H) copies of the most recent nondiscrimination tests for all Benefit Plans, as applicable; and (I) a written summary of any unwritten Benefit Plans that provide for material compensation or benefits.

(iii) Neither it nor any of its Subsidiaries has at any time been a party to or maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability with respect to: (A) any plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3) or Section 413(f) of the Code); (B) a “multiple employer plan” (within the meaning of ERISA or Section 413(c) of the Code); (C) a self-funded health or welfare benefit plan; (D) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); (E) a “multiple employer welfare association” as defined in Section 3(40) of ERISA; or (F) an arrangement that is not either exempt from, or in compliance with, Section 409A of the Code or that provides for indemnification for or gross-up of any taxes thereunder.

(iv) All of its and its Subsidiaries’ Benefit Plans are in compliance in all material respects with applicable laws and regulations, and it and each of its Subsidiaries has administered its Benefit Plans in accordance with applicable laws and regulations in all material respects.

(v) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter (based on Internal Revenue Service permitted determination request procedures) or opinion letter, as applicable, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any tax-qualified plan. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(vi) All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments due for the current plan year or any plan year ending on or before the Closing Date, under all benefit arrangements have been made or properly accrued. All contributions to any Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder. There are no “accumulated funding deficiencies,” as defined in Section 412 of the Code or Section 302 of ERISA, with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, of it or any of its Subsidiaries, and no request for a waiver from the Internal Revenue Service with respect to any minimum funding requirement under Section 412 of the Code.

(vii) To its Knowledge, neither it nor any of its Subsidiaries has engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan or its related trust. To its Knowledge, no “fiduciary,” as defined in Section 3(21) of ERISA, of any Benefit Plan has any liability for breach of fiduciary duty under ERISA.

(viii) There are no actions, suits, investigations or claims pending, or to its Knowledge threatened or anticipated, with respect to any of its or its Subsidiaries’ Benefit Plans (other than routine claims for benefits). None of its or its Subsidiaries’ Benefit Plans is the subject of a pending or, to its Knowledge, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other federal or state governmental department or entity.

(ix) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, leased employee, independent contractor, officer, director or other service provider of it or any of its Subsidiaries, or (B) result in any (1) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (2) limitation on the right of it or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by it or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Section 3.3(o)(ix) of its Disclosure Letter sets forth accurate and complete data with respect to each individual who has a contractual right to severance pay or benefits triggered by a change in control or otherwise and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Code. No Benefit Plan maintained by it or any of its Subsidiaries provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(x) Except as set forth in Section 3.3(o)(x) of its Disclosure Letter, it and its Subsidiaries have made prior to the date hereof all bonus and commission payments to which they were required or are otherwise committed to make to any employee or independent contractor under any Benefit Plan for calendar years 2013, 2014 and 2015.

(xi) Each Benefit Plan of it and its Subsidiaries that is a health or welfare plan has been amended and administered in accordance with the requirements of the ACA. It and its Subsidiaries have complied in all respects with the requirements of Section 4980H of the Code so as to avoid the imposition of any taxes or assessable payments thereunder. Neither it nor any of its Subsidiaries has any liability or obligation to provide postretirement health, medical or life insurance benefits to any employees or former employees, leased employees, independent contractors, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation laws. In the case of any such required continuation coverage, the covered individual is required to pay the full cost of coverage. No tax under Code Sections 4980B, 4980H or 5000 has been incurred with respect to any Benefit Plan of it or its Subsidiaries, it, or any of its Subsidiaries, and no circumstance exists which could give rise to such tax.

(p) Insurance. It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices, and are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such insurance policy is outstanding and in full force and effect, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Since December 31, 2015, neither it nor any of its Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years and since January 1, 2016 has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of it or its Subsidiaries. Set forth in Section 3.3(p) of its Disclosure Letter is a list of all insurance policies or bonds currently maintained by it and its Subsidiaries.

(q) Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy Backs. Except as set forth in Section 3.3(q) of its Disclosure Letter and except for any changes hereafter made to the allowances and reserves described below pursuant to this Agreement:

(i) All evidences of indebtedness reflected as assets in its SEC Reports, Bank Reports or Financial Statements as of June 30, 2016 were as of such dates: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; and (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect.

(ii) The allowance for possible loan losses (the “Loan Loss Allowance”) shown on its Financial Statements as of June 30, 2016 was, and the Loan Loss Allowance to be shown on its Financial Statements as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit).

(iii) The reserve for losses with respect to other real estate owned (“OREO”) shown on its SEC Reports, Bank Reports or Financial Statements as of June 30, 2016 were, and the OREO reserve to be shown on its SEC Reports, Bank Reports or Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the OREO portfolio of it and any of its Subsidiaries as of the dates thereof.

(iv) The Loan Loss Allowance has been established by it in accordance with the accounting principles described in Sections 3.3(f)(ii) and applicable regulatory requirements and guidelines.

(v) Section 3.3(q)(v) of its Disclosure Letter sets forth all residential mortgage or commercial loans originated on or after January 1, 2014 by it or any of its Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by it or any of its Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked it or any of its Subsidiaries to purchase back (but have not been purchased back).

(vi) Except as set forth in Section 3.3(q)(vi) of its Disclosure Letter, as of September 30, 2016, neither it nor any of its Subsidiaries was a party to any written or oral: (A) loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement or other extension of credit (a “Loan”), under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (B) Loan which had been classified by any bank examiner (whether regulatory, internal or by external consultant) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; (C) Loan, including any loan guaranty, with any of its directors or executive officers or any of its Subsidiaries; or (D) Loan in violation of any law, regulation or rule applicable to it or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by ay Governmental Authority.

(r) Environmental Matters.

(i) Except as described in Section 3.3(r) of its Disclosure Letter, it and each of its Subsidiaries are in material compliance with all Environmental Laws (as defined herein). Neither it nor any of its Subsidiaries has received any written communication alleging that it or such Subsidiary is not in such material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii) Neither it nor any of its Subsidiaries has received written notice of pending, and has no Knowledge of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Laws upon (A) it or such Subsidiary, (B) any person or entity whose liability for any Environmental Claim it or any Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by it or any Subsidiary, or any real or personal property which it or any Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which it or a Subsidiary holds a security interest securing a loan recorded on the books of it or such Subsidiary. Neither it nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against it or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim it or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(iv) For purposes of this Agreement, the following terms shall have the following meanings:

(1) “Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

(2) “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

(3) “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

(s) Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(t) Intellectual Property. It and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the Technology Systems (as such terms are defined herein) that are used by it and its Subsidiaries in their respective businesses as currently conducted. To its Knowledge, it and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any other person in any material respect, and there is no claim pending, or to its Knowledge threatened, against it or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term “Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by either party and its Subsidiaries or by a third party.

(u) Derivative Instruments. Section 3.3(u) of its Disclosure Letter lists all derivative instruments, including but not limited to interest rate swaps, caps, floors, option agreements, futures, and forward contracts, whether entered into for its own account or for the account of one or more of its Subsidiaries or its or their customers (each, a “Derivative Contract”). Except as set forth in Section 3.3(u) of its Disclosure Letter, all Derivative Contracts were entered into (i) only in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time; and each of such instruments constitutes the valid and legally binding obligation of it or one of its Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Neither it or its Subsidiaries, nor, to its Knowledge, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement, except as set forth in Section 3.3(u) of its Disclosure Letter.

(v) Deposits. Except as set forth in Section 3.3(v) of its Disclosure Letter, as of the date hereof none of its deposits or deposits of any of its Subsidiaries are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of it or any of its Subsidiaries.

(w) Investment Securities.

(i) It and each of its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of it or its Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of it and each of its Subsidiaries in accordance with GAAP.

(ii) It and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that it and each such Subsidiary believes are prudent and reasonable in the context of such businesses.

(x) Takeover Laws and Provisions. It has taken all action necessary, if any, to exempt this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby from the requirements of any “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”), including without limitation Sections 13.1-725 through 13.1-728 of the VSCA (because a majority of its disinterested directors approved such transactions for such purposes before any “determination date” with respect to it) and Sections 13.1-728.1 through 13.1-728.9 of the VSCA. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(y) Transactions With Affiliates. All “covered transactions” between it and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(z) Financial Advisors. None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, Access has retained FBR Capital Markets & Co. as its financial advisor, and Middleburg has retained Sandler O’Neill + Partners, L.P. as its financial advisor (in each case pursuant to engagement letters true and complete copies of which have been previously provided to the other party).

(aa) Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of Access has received the opinion of FBR Capital Markets & Co. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be issued and paid by Access in the Merger is fair, from a financial point of view, to Access. Prior to the execution of this Agreement, the Board of Directors of Middleburg has received the opinion of Sandler O’Neill & Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Middleburg Common Stock. Such opinions have not been amended or rescinded as of the date of this Agreement.

(bb) Fiduciary Accounts. It and each of its Subsidiaries has properly administered all accounts for which it or such Subsidiary acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents of such account and applicable laws and regulations. Neither it nor any of its Subsidiaries, nor to its Knowledge any director, officer or employee of it or any of its Subsidiaries, committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(cc) Information Systems and Security.

(i) It, each of its Subsidiaries, and to its Knowledge each third-party vendor to it or a Subsidiary, has established and is in compliance in all material respects with (1) commercially reasonable security programs designed to protect (A) the integrity, security and confidentiality of information processed and transactions executed through any servers, computer hardware, networks, software (whether embodied in software, firmware or otherwise), databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems maintained by or on behalf of it or its Subsidiaries (“Computer Systems”), and (B) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (2) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. Except as set forth in Section 3.3(cc)(i) of its Disclosure Letter, to its Knowledge neither it nor any of its Subsidiaries has suffered a security incident or breach with respect to its data or Computer systems any part of which occurred within the past three (3) years.

(ii) To its Knowledge, all of its and its Subsidiaries’ Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. Neither it nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. It and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.

ARTICLE 4

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business Pending Merger.

From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement, as set forth in its Disclosure Letter or as required by law, without the prior written consent of the other party (which consent will not be unreasonably conditioned, withheld or delayed), Access and Middleburg each agrees that it will not, and will cause each of its Subsidiaries not to:

(a) Conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact its business organization, assets, employees and relationships with customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.

(b) Take any action that would adversely affect or delay the ability of either party (i) to obtain any necessary approvals, consents or waivers of any Regulatory Agency or Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c) Amend its Organizational Documents.

(d) (i) Other than pursuant to stock options outstanding as of the date hereof under the Access Stock Plans or Middleburg Stock Plans and except for Permitted Issuances (as defined herein): (A) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights with respect thereto; (B) enter into any agreement with respect to the foregoing; or (C) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock grants, stock appreciation rights or similar stock-based rights.

(ii) “Permitted Issuances” mean: (A) issuances of new Rights granted after the date hereof pursuant to and in accordance with the Access Stock Plans, provided that such new issuances are in the ordinary course of business and consistent in all material respects with past practice in terms of timing, type (i.e., options, restricted stock), terms, and amount of such issuances; (B) issuances of shares of Access Common Stock pursuant to the Access Dividend Reinvestment and Stock Purchase Plan; or (C) shares of Middleburg Common Stock that may be issued upon exercise of the Treasury Warrant.

(e) Enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for: (i) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice; and (ii) in the case of Access and after consultation with Middleburg as required by Section 4.3, entering into employment agreements in order to recruit new senior level employees in a manner that is consistent in all material respects with past practice.

(f) (i) Enter into, amend or terminate (except as may be required by applicable law or the terms of any Benefit Plan) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder, except in the ordinary course of business consistent with past practice or as otherwise specifically permitted in this Agreement; or

(ii) In the case of Middleburg, exchange, cancel, borrow from, surrender, or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate owned life insurance covering any current or former employee of Middleburg or any of its Subsidiaries, other than any increase in the death benefit in the ordinary course of business consistent with past practice, or any such change that is required by law.

(g) Incur any obligation, indebtedness or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge or encumber any of its assets, or dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, except as otherwise specifically permitted in this Agreement.

(h) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (i) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries and (ii) as permitted by Section 4.2) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except in the case of Access for repurchases and other acquisitions of shares of Access Common Stock up to the amount set forth in Section 4.1(h) of its Disclosure Letter.

(i) Make any material investment in or acquisition of (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other person other than its wholly owned Subsidiaries, except (i) by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business, or (ii) for a transaction that meets the market value limitation requirements of a Permitted Issuance under Section 4.1(d)(ii)(C), when combined with any other acquisitions or proposed acquisitions that also meet the requirements of Section 4.1(d)(ii)(C).

(j) Implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law.

(k) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(l) Enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to it and its Subsidiaries, taken as a whole, except as required by applicable law.

(m) Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n) Take any other action that would make any representation or warranty in Article 3 hereof untrue.

(o) (i) Make, renew, restructure or otherwise modify any Loan that would result in the aggregate amount of the total lending relationship to any one borrower and its affiliates to exceed $3,000,000 or, if the total lending relationship to any one borrower and its affiliates is in excess of $3,000,000 as of the date of this Agreement, to make, renew, restructure or otherwise modify any Loan for such borrower and its affiliates; (ii) except in the ordinary course of its business, take any action that would result in any discretionary release of collateral or guarantees of any Loans; (iii) make, renew, restructure or acquire any loan participation exceeding $1,000,000; (iv) make, renew, restructure or otherwise modify any Loan that exceeds its internal lending limits such that the Loan would require approval by its loan committee, credit policy committee or similar committee; or (v) enter into any Loan securitization or create any special purpose funding entity. For purposes of this Section 4.1(o), any consent sought by a party shall be given within one (1) business day after providing the relevant loan package to the consenting party.

(p) (i) Enter into or extend any Material Agreement, or lease or license relating to real property, personal property, data security or cybersecurity, data processing , electronic banking, mobile banking or bankcard functions; (ii) purchase or otherwise acquire any investment securities or enter into any Derivative Contract other than as provided in each party’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business; or (iii) make any capital expenditures in the aggregate in excess of $1,000,000 and other than expenditures necessary to maintain existing assets in good repair.

(q) Settle any material claim, suit, action or proceeding, except (i) in the ordinary course of business involving a settlement in an amount and for consideration not in excess of $100,000 and that would not impose any material restriction on the business of it or its Subsidiaries or the Continuing Corporation; and (ii) as set forth in Section 3.3(k) of its Disclosure Letter.

(r) Agree to take any of the actions prohibited by this Section 4.1.

Section 4.2 Dividends.

After the date of this Agreement until the Effective Date, (a) (i) Access may (to the extent legally permitted to do so) declare and pay quarterly dividends on outstanding shares of Access Common Stock at a rate not to exceed $0.15 per share per quarter, and (ii) Middleburg may (to the extent legally permitted to do so) declare and pay quarterly dividends on outstanding shares of Middleburg Common Stock at a rate not to exceed $0.13 per share per quarter, and (b) Access’s and Middleburg’s direct and indirect Subsidiaries, respectively, may (to the extent legally and contractually permitted to do so), declare and pay dividends on their capital stock in cash, stock or other property to the parties or their wholly owned Subsidiaries (or from such Subsidiaries to Access or Middleburg) consistent with past practices and required payments to the holders of any trust preferred securities issued by Subsidiaries of the parties.

Section 4.3 Transition.

To facilitate the integration of the operations of Access and Middleburg and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Date the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of Access and Middleburg shall, and shall cause its Subsidiaries to, consult with the other on all material strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

Section 4.4 Control of the Other Party’s Business.

Prior to the Effective Date, nothing contained in this Agreement (including, without limitation, Section 4.3) shall give Access, directly or indirectly, the right to control or direct the operations of Middleburg, and nothing contained in this Agreement shall give Middleburg, directly or indirectly, the right to control or direct the operations of Access. Prior to the Effective Date, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.

ARTICLE 5

ADDITIONAL AGREEMENTS

Section 5.1 Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, the parties will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end.

Section 5.2 Access to Information; Notice of Certain Matters; Confidentiality.

(a) Each party will permit the other party to make or cause to be made such investigation of its operational, financial and legal condition as the other party reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unnecessarily with normal operations. No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth in this Agreement.

(b) Each party will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(c) Each party hereto shall comply, and shall use its reasonable best efforts to cause each of its directors, officers, employees, attorneys and advisors to comply, with all of their respective obligations under the letter agreements, dated as of July 7, 2016 (the “Confidentiality Agreements”), between Access and Middleburg, which agreements shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.3 Shareholder Approvals.

(a) Access shall call a meeting of its shareholders for the purpose of obtaining the Access Shareholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “Access Shareholders Meeting”). Subject to Section 5.5, the Board of Directors of Access shall (i) recommend to Access’ shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “Access Board Recommendation”), (ii) include the Access Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the Access Shareholder Approval.

(b) Middleburg shall call a meeting of its shareholders for the purpose of obtaining the Middleburg Shareholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “Middleburg Shareholders Meeting”). Subject to Section 5.5, the Board of Directors of Middleburg shall (i) recommend to Middleburg’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “Middleburg Board Recommendation”), (ii) include the Middleburg Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the Middleburg Shareholder Approval.

(c) Access and Middleburg shall use their reasonable best efforts to hold their respective shareholder meetings on the same day.

Section 5.4 Registration Statement; Joint Proxy Statement; SEC Filings.

(a) Each party will cooperate with the other party, and their representatives, in the preparation of a registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto (the “Registration Statement”), to be filed by Access with the SEC in connection with the Access Shareholders Meeting and the Middleburg Shareholders Meeting, and the parties will prepare a joint proxy statement and prospectus and other proxy solicitation materials of Access and Middleburg constituting a part thereof (the “Joint Proxy Statement”). Neither the Joint Proxy Statement nor the Registration Statement shall be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be filed by Access or Middleburg without consultation with the other party and its counsel. Access will use its reasonable best efforts, in which Middleburg will reasonably cooperate as necessary, to file the Registration Statement, including the Joint Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable and to cause the Registration Statement to be declared effective under the Securities Act, as promptly as reasonably practicable after the filing thereof, and Access and Middleburg shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders.

(b) Each party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the respective shareholder meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.

Section 5.5 No Other Acquisition Proposals.

(a) Each party agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or encourage or facilitate any inquiries or proposals with respect to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Proposal (as defined herein).

(b) Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prohibit either party, prior to its respective meeting of shareholders to be held pursuant to Section 5.3 and subject to compliance with the other terms of this Section 5.5, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to such party (that did not result from a breach of this Section 5.5) if, and only to the extent that (i) such party’s board of directors concludes in good faith, after consultation with outside legal counsel, that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law, (ii) before taking such action, such party receives from such person or entity an executed confidentiality agreement on terms no less restrictive with respect to the confidential treatment of information by such party than the Confidentiality Agreements, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with such party, and (iii) such party’s board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below). Each party shall immediately (within twenty-four (24) hours) notify the other party orally and in writing of its receipt of any such Acquisition Proposal, the material terms and conditions thereof, the identity of the person making such Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(c) For purposes of this Agreement, an “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving Access or Middleburg, or their respective Subsidiaries: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the party; (ii) any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets of a party and its Subsidiaries or 10% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the party; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 10% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the party.

(d) For purposes of this Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of Access or Middleburg, as the case may be, concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and including the terms and conditions of this Agreement (as it may be proposed to be amended by Access or Middleburg, as applicable) (A) is more favorable to the shareholders of Access or Middleburg, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement (as it may be proposed to be amended by Access or Middleburg, as applicable) and (B) is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required approvals of Governmental Authorities on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the Acquisition Proposal shall have the meaning assigned to such term in Section 5.5(c), except the reference to “10% or more” in such definition shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving Middleburg or Access or one of their respective banking Subsidiaries.

(e) Except as provided in Section 5.5(f), neither the Board of Directors of Middleburg, the Board of Directors of Access, nor, in each case, any committee thereof shall withhold, withdraw or modify in any manner adverse to the other party, or propose publicly to withhold, withdraw or modify in any manner adverse to the other party, the approval, recommendation or declaration of advisability by the Board of Directors of Middleburg or Access, as applicable, or any such committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in Middleburg Recommendation” or a “Change in Access Recommendation,” respectively).

(f) Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Board of Directors of Middleburg or Access, as applicable, may either:

(i) enter into a definitive agreement to accept a Superior Proposal and terminate this Agreement pursuant to Section 7.1(j) or Section 7.1(k), as the case may be, provided that such party shall pay the Termination Fee required to be paid pursuant to Section 7.4(b) or Section 7.4(d), as the case may be; or

(ii) make a Change in Middleburg Recommendation or a Change in Access Recommendation, as applicable, if and only if (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.5) is made to Middleburg or Access, as applicable, by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Directors of Middleburg or Access, as applicable, has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of Middleburg or Access, as applicable, have concluded in good faith (after consultation with their outside legal counsel) that failure to do so would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law, (D) five (5) business days shall have elapsed since the party proposing to take such action has given written notice to the other party advising such other party that the notifying party intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Acquisition Proposal that is the basis of the proposed action (a “Notice of Recommendation Change”) (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five (5) business day period referred to in this clause (D) and in clauses (E) and (F) shall be reduced to three (3) business days following the giving of such new Notice of Recommendation Change), (E) during such five (5) business day period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with such party regarding, any adjustment or modification of the terms of this Agreement proposed by the other party, and (F) the board of directors of the party proposing to take such action, following such five (5) business day period, again reasonably determines in good faith (after consultation with its outside legal counsel and its financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other party) that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action is reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law.

Section 5.6 Applications and Consents.

(a) The parties hereto shall cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of each Regulatory Agency or Governmental Authority and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”) and will make all necessary filings in respect of the Regulatory Approvals as soon as practicable.

(b) Each party hereto will promptly furnish to the other party copies of applications filed with all Regulatory Agencies or Governmental Authorities and copies of written communications received by such party from any Regulatory Agency or Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the parties or their respective Subsidiaries are responsible for filing with any Regulatory Agency or Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

Section 5.7 Public Announcements.

Prior to the Effective Date, the parties hereto will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad based employee communication that is reasonably likely to become the subject of public disclosure); provided, that nothing in this Section 5.7 shall prohibit any party from making any disclosure necessary in order to satisfy such party’s disclosure obligations imposed by applicable law or the rules established by the NASDAQ Global Market or any other self-regulatory organization.

Section 5.8 Affiliate Agreements; Middleburg Shareholder Agreement.

(a) Access has identified to Middleburg all persons who are, as of the date hereof, directors or executive officers of Access (the “Access Affiliates”), and Middleburg has identified to Access all persons who are, as of the date hereof, directors or executive officers of

Middleburg (the “Middleburg Affiliates”). Each party will obtain a written agreement in the form of Exhibit 5.8(a) hereto to be delivered on or prior to the date hereof to Middleburg from each Access Affiliate, and to Access from each Middleburg Affiliate on or prior to the date hereof.

(b) Access and Middleburg will obtain a written agreement from David L. Sokol in the form of Exhibit 5.8(b) hereto to be delivered to Access and Middleburg on or prior to the date hereof.

Section 5.9 Employee Benefit Plans.

(a) On or as soon as reasonably practicable following the Effective Date, the Continuing Corporation shall provide to officers and employees of Middleburg and its Subsidiaries, who at or after the Effective Date become employees of the Continuing Corporation or its Subsidiaries (“Middleburg Continuing Employees”), employee benefits under Benefit Plans maintained by the Continuing Corporation, on terms and conditions which are the same as for similarly situated officers and employees of the Continuing Corporation and its Subsidiaries. Until such time as the Middleburg Continuing Employees are able to participate in the Benefit Plans of the Continuing Corporation, the Continuing Corporation shall maintain for the benefit of the Middleburg Continuing Employees the Benefit Plans maintained by Middleburg immediately prior to the Effective Date (it being understood that participation in the Continuing Corporation’s Benefit Plans may commence at different times with respect to each Benefit Plan); provided, however, that this provision shall not apply to any Benefit Plan of Middleburg or its Subsidiaries that was terminated or in which participation was frozen on or prior to the Effective Date.

(b) For purposes of participation, vesting and, for vacation or similar paid time off accrual only, benefit accrual under the Continuing Corporation’s Benefit Plans, service with or credited by Middleburg or any of its Subsidiaries shall be treated as service with the Continuing Corporation. To the extent permitted under applicable law, the Continuing Corporation shall cause welfare Benefit Plans maintained by the Continuing Corporation that cover the Middleburg Continuing Employees after the Effective Date to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the Benefit Plans maintained by Middleburg), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Middleburg Continuing Employees under welfare Benefit Plans maintained by Middleburg to be credited to such Middleburg Continuing Employees under welfare Benefit Plans maintained by the Continuing Corporation, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by such Middleburg Continuing Employees under welfare Benefit Plans maintained by the Continuing Corporation.

(c) With respect to the Middleburg Financial Corporation 401(k) Plan (the “Middleburg 401(k) Plan”), Middleburg shall cause such plan to be fully vested and terminated effective immediately prior to the Effective Date, in accordance with applicable law and subject to the receipt of all applicable regulatory or governmental approvals. Each Middleburg Continuing Employee who is a participant in the Middleburg 401(k) Plan shall be eligible to participate in Access’s 401(k) plan as soon as administratively practical after the Effective Date, and account balances under the terminated Middleburg 401(k) Plan will be eligible for distribution or rollover, including direct rollover, to Access’s 401(k) plan for the Middleburg Continuing Employees. Any other former employee of Middleburg or its Subsidiaries who is employed by Access or its Subsidiaries after the Effective Date shall be eligible to be a participant in Access’s 401(k) plan upon complying with eligibility requirements. Access shall take commercially reasonable steps to cause the Access 401(k) plan to accept the direct rollover of loan notes from the Middleburg 401(k) Plan to the Access 401(k) plan for each Middleburg Continuing Employee who elects such a direct rollover.

(d) With regard to the Middleburg Financial Corporation Money Purchase Pension Plan (the “MPPP”), prior to the Effective Date, Middleburg shall amend the MPPP, effective as of the Effective Date, to cease all participation in, cease all future contributions to, fully vest the account balances of participants thereunder, and terminate the MPPP in accordance with applicable law. Middleburg shall timely provide all notices required under ERISA and the Code in order for the freeze of all contributions and termination of the MPPP to be effective on the Effective Date. In determining the contribution to the MPPP for the 2017 plan year (the “2017 Contribution”), which 2017 Contribution shall be properly accrued as a liability of Middleburg prior to the Effective Date, the parties agree, and Middleburg shall reflect such agreement in an amendment to the MPPP, that the 2017 Contribution shall be made to participants in the MPPP who are employed on the Effective Date and shall be based upon a participant’s compensation (as defined in the MPPP) through the Effective Date. Access shall submit the MPPP for a favorable determination letter following the Effective Date and distributions shall be made in accordance with applicable law after receipt of a favorable determination letter.

(e) Within thirty (30) days prior to the Effective Date, Middleburg shall take all steps necessary to terminate effective immediately preceding the Effective Date the Middleburg Financial Corporation Supplemental Benefit Plan. Access shall be responsible for payment of amounts accrued under such plan to the participants on the thirtieth day following the Effective Date in a lump sum, net of applicable tax withholdings. All documents issued, adopted or executed in connection with the implementation of this Section 5.9(e) shall be subject to Access’s prior review and approval, which shall not be unreasonably withheld, conditioned or delayed. Middleburg also agrees to properly and fully accrue all liabilities associated with such plan, and any other non-qualified plans or compensation arrangements, on its books prior to the Effective Date.

(f) Prior to the Effective Date, at the request of Access, Middleburg shall take all steps necessary to terminate any Benefit Plans of Middleburg or a Subsidiary immediately preceding the Effective Date and pay any benefits due thereunder in accordance with the terms of any such plan provided, however, that Access agrees to maintain the Middleburg Benefit Plans that are group health plans through the end of the plan year that ends during the calendar year that includes the Effective Date.

(g) Nothing in this Section 5.9 shall be construed to limit the right of the Continuing Corporation or any of its Subsidiaries, from and after the Effective Date, to amend or terminate any of the Benefit Plans maintained by Access or Middleburg or their respective Subsidiaries before the Effective Date to the extent such amendment or termination is permitted by the terms of the applicable Benefit Plan.

Section 5.10 Reservation of Shares; NASDAQ Listing.

(a) Access shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of Continuing Corporation Common Stock to be issued pursuant to this Agreement, and to cause all such shares, when issued pursuant to this Agreement, to be duly authorized, validly issued, fully paid and nonassessable.

(b) Access shall use all reasonable best efforts to cause the shares of the Continuing Corporation Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Date.

Section 5.11 Indemnification.

(a) Following the Effective Date, the Continuing Corporation and its Subsidiaries, as the case may be, shall indemnify, defend and hold harmless any person who has rights to indemnification from Middleburg or any of its Subsidiaries (an “Indemnified Party”) (in all capacities), to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law and Middleburg’s Organizational Documents or any Middleburg Subsidiary’s Organizational Documents, as the case may be, as in effect on the date of this Agreement (including advancing expenses when requested, subject to such person’s compliance with Section 13.1-699 of the VSCA). Without limiting the foregoing, in any case or proceeding in which corporate approval may be required to effectuate any indemnification, the Continuing Corporation or its applicable Subsidiary shall direct, if any Indemnified Party elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between the Continuing Corporation or such Subsidiary and such Indemnified Party.

(b) The Continuing Corporation shall, at or prior to the Effective Date, purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by Middleburg from insurance carriers with comparable credit ratings, covering, without limitation, the Merger; provided, however, that the cost of such “tail” policy shall in no event exceed three hundred percent (300%) of the amount of the last annual premium paid by Middleburg for such existing directors’ and officers’ liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, the Continuing Corporation would be required to expend more than three hundred percent (300%) of current annual premiums, the Continuing Corporation will obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to three hundred percent (300%) of current annual premiums.

(c) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Middleburg or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to or in substitution for any such claims under such policies.

(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her respective heirs and legal representatives. The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

Section 5.12 Employment and Other Arrangements.

(a) Except for employees of Middleburg and its Subsidiaries with individual agreements that provide for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements), Access agrees that each employee of Middleburg and its Subsidiaries who is involuntarily terminated by Access or any of its Subsidiaries (other than for cause) on or within six months of the Effective Date shall receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at Middleburg or its Subsidiaries (with credit for partial years of service) with a maximum payment equal to twenty-six weeks of base pay. A former employee of Middleburg or its Subsidiaries must execute a general release of claims before any severance payment shall be made pursuant to this Section 5.12(a), and all such releases of claims shall be in a form approved in writing in advance by Access.

(b) Middleburg and Access will establish a retention bonus pool that will be dedicated to certain of their non-executive officer employees for purposes of retaining such employees prior to and after the Effective Date, with the participating employees and specific terms of such retention bonuses to be determined by Middleburg and Access.

(c) Within thirty (30) days prior to the Effective Date, Middleburg shall take all steps necessary to terminate the employment agreements listed on Section 5.12(c) of the Disclosure Letter of Middleburg (collectively, the “Affected Agreements”) immediately preceding the Effective Date. On the ninetieth day after the Effective Date, Access shall pay in a lump sum, net of applicable tax withholdings, (A) to Messrs. Shook, Culver and Mehra, the cash amount described in Section 7(h)(i) of the Affected Agreements and (B) to Mr. Hartley, the amounts described in Section 7(d)(1) of the Affected Agreement; provided, however, that such cash amount shall be reduced as necessary to insure that the amount so paid (when aggregated with any other benefits or payments payable upon a change of control to the affected executive) will not constitute an “excess parachute payment” within the meaning of Section 280G of the Code, as determined by Access’s outside accounting firm, in consultation with Troutman Sanders and counsel to the affected executive. All documents issued, adopted or executed in connection with the implementation of this Section 5.12(c) shall be subject to Access’s prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d) Prior to the Effective Date, Middleburg shall take all steps necessary to obtain (i) a general release from each of the individuals listed in Section 5.12(d)(i) of the Disclosure Letter of Middleburg associated with each individual’s respective employment prior to the Effective Date, and (ii) a separation, noncompetition and nonsolicitation agreement from the individual listed in Section 5.12(d)(ii) of the Disclosure Letter of Middleburg associated with such individual’s termination of employment. Such agreements shall be in a form acceptable to Access.

Section 5.13 Consent to Assign and Use Leased Premises; Extensions.

On Section 5.13 of its Disclosure Letter, Middleburg has provided a list of all leases with respect to real or personal property used by it or any Subsidiary. With respect to the leases disclosed in Section 5.13 of its Disclosure Letter, Middleburg and each of its Subsidiaries will use commercially reasonable efforts to obtain all consents necessary or appropriate to transfer and assign, as of the Effective Date, all right, title and interest of Middleburg and each of its Subsidiaries to the Continuing Corporation and to permit the use and operation of the leased premises by the Continuing Corporation.

Section 5.14 Change of Method.

Access and Middleburg shall be empowered, upon their mutual agreement and at any time prior to the Effective Date, to change the method or structure of effecting the combination of Access and Middleburg (including the provisions of Article 1 and Article 2), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio, (ii) adversely affect the tax treatment of Middleburg’s shareholders pursuant to this Agreement, (iii) adversely affect the tax treatment of Middleburg or Access pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

Section 5.15 Takeover Laws.

If any Takeover Laws may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible (other than as contemplated by Section 5.3) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.

Section 5.16 Certain Policies.

At Closing, Middleburg shall, consistent with GAAP and applicable banking laws and regulations, modify or change its Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Access.

Section 5.17 Supplemental Indenture.

Prior to the Effective Date, Middleburg and Access shall take all actions necessary for Access to enter into a supplemental indenture with the trustee of Middleburg’s Floating Rate

Junior Subordinated Debt Securities due 2034 to evidence the succession of Access as the obligor on those securities as of the Effective Date. The form of supplemental indenture shall be reasonably acceptable to Access. Access agrees to assume Middleburg’s obligations under the above indentures and related subordinated debentures as well as under guaranty agreements related to the trust preferred securities issued by Middleburg’s trust subsidiary, MFC Capital Trust II.

Section 5.18 Notice of Deadlines.

Middleburg has set forth in Section 5.18 of its Disclosure Letter a complete and accurate list of the deadlines for extensions or terminations of all Material Contracts.

Section 5.19 Shareholder Litigation.

Each of Middleburg and Access shall give the other prompt notice of any shareholder litigation against such party or its directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give the other the opportunity to participate in, but not control, the defense or settlement of any such litigation. In addition, no such settlement by Middleburg shall be agreed to without Access’s prior written consent, no such settlement by Access shall be agreed to without Middleburg’s prior written consent, and no such consent of Access or Middleburg shall be unreasonably withheld, conditioned or delayed.

Section 5.20 Exemption from Liability Under Section 16(b).

Middleburg and Access agree that, in order to most effectively compensate and retain certain directors and officers of Middleburg in connection with the Merger, both prior to and after the Effective Date, it is desirable that such directors and officers not be subject to a risk of liability under Section 16(b) of the Exchange Act, and for that compensatory and retentive purposes agree to the provisions of this Section 5.20. The Board of Directors of Access and of Middleburg, or a committee of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall adopt a resolution providing that the disposition of Middleburg Common Stock, Middleburg Stock Awards or Middleburg Stock Options by such directors and officers, and the acquisition of Continuing Corporation Common Stock by such directors and officers, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

ARTICLE 6

CONDITIONS TO THE MERGER

Section 6.1 General Conditions.

The respective obligations of each party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

(a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the Access Shareholder Approval and the Middleburg Shareholder Approval.

(b) Regulatory Approvals. Access and Middleburg shall have received all Regulatory Approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, that no such approvals shall contain (i) any conditions, restrictions or requirements that would, after the Effective Date, have or be reasonably likely to have a Material Adverse Effect on the Continuing Corporation (after giving effect to the Merger) in the reasonable opinion of Access or Middleburg, or (ii) any conditions, restrictions or requirements that would, after the Effective Date, be unduly burdensome in the reasonable opinion of Access or Middleburg.

(c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d) NASDAQ Listing. The shares of the Continuing Corporation Common Stock to be issued to the holders of Middleburg Common Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Market, subject to official notice of issuance.

(e) Legal Proceedings. Neither party shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

Section 6.2 Conditions to Obligations of Access.

The obligations of Access to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by Access pursuant to Section 8.3.

(a) Representations and Warranties. The representations and warranties of Middleburg set forth in Article 3, after giving effect to Sections 3.1 and Section 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Access shall have received a certificate, dated as of the Closing Date, signed on behalf of Middleburg by the Chief Executive Officer and Chief Financial Officer of Middleburg to such effect.

(b) Performance of Obligations. Middleburg shall have (i) performed all obligations required to be performed by it pursuant to Section 5.9 of this Agreement before the Closing Date and shall have delivered to Access documents evidencing performance of such obligations, and (ii) other than with respect to Section 5.9, performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and Access shall have received a certificate, dated as of the Closing Date, signed on behalf of Middleburg by the Chief Executive Officer and Chief Financial Officer of Middleburg to such effect.

(c) Federal Tax Opinion. Access shall have received a written opinion, dated the Closing Date, from its counsel Troutman Sanders LLP in form and substance reasonably satisfactory to Access, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of Access and Middleburg reasonably satisfactory in form and substance to such counsel.

(d) Minimum Tangible Equity of Middleburg.

(i) Middleburg’s Tangible Equity as of the last day of the month ended prior to the Closing Date shall not be less than $124,000,000. In connection herewith, five business days prior to the Closing Date Middleburg shall deliver to Access a consolidated balance sheet for Middleburg and its Subsidiaries (the “Middleburg Closing Balance Sheet”). The Middleburg Closing Balance Sheet shall be prepared as of the last day of the month prior to the Closing Date and in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all required accruals and other adjustments. Middleburg shall deliver to Access a certificate of Middleburg’s Chief Executive Officer and Chief Financial Officer, dated as of the Closing Date, setting forth Middleburg’s Tangible Equity calculation and certifying that the Middleburg Closing Balance Sheet continues to reflect accurately, as of the date of the certificate, Middleburg’s Tangible Equity and financial condition in all material respects.

(ii) For the purposes of this Section 6.2(d) “Middleburg’s Tangible Equity” means Middleburg’s total shareholders’ equity excluding (a) intangible assets and other comprehensive income (provided that “total shareholders’ equity,” “intangible assets” and “other comprehensive income” shall each be calculated in accordance with GAAP and regulatory accounting principles and other legal and accounting requirements) and (b) incremental losses to net book value related to loans or other real estate owned described in Section 6.2(d) of the Middleburg Disclosure Letter.

(e) Employment Agreements; Releases. All of the agreements listed in Section 6.2(e)(i) of the Disclosure Letter of Middleburg shall be in full force and effect upon the Effective Date, and Middleburg shall have obtained the general releases and the separation, noncompetition and nonsoliciation agreement set forth in Section 5.12(d), each in a form acceptable to Access.

Section 6.3 Conditions to Obligations of Middleburg.

The obligations of Middleburg to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by Middleburg pursuant to Section 8.3.

(a) Representations and Warranties. The representations and warranties of Access set forth in Article 3, after giving effect to Sections 3.1 and Section 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Middleburg shall have received a certificate, dated as of the Closing Date, signed on behalf of Access by the Chief Executive Officer and Chief Financial Officer of Access to such effect.

(b) Performance of Obligations. Access shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and Middleburg shall have received a certificate, dated as of the Closing Date, signed on behalf of Access by the Chief Executive Officer and Chief Financial Officer of Access to such effect.

(c) Federal Tax Opinion. Middleburg shall have received a written opinion, dated the Closing Date, from its counsel, Williams Mullen, a Professional Corporation (Richmond, Virginia), in form and substance reasonably satisfactory to Middleburg, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of Middleburg and Access reasonably satisfactory in form and substance to such counsel.

(d) Minimum Tangible Equity of Access.

(i) Access’s Tangible Equity as of the last day of the month ended prior to the Closing Date shall not be less than $120,500,000. In connection herewith, five business days prior to the Closing Date Access shall deliver to Middleburg a consolidated balance sheet for Access and its Subsidiaries (the “Access Closing Balance Sheet”). The Access Closing Balance Sheet shall be prepared as of the last day of the month prior to the Closing Date and in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all required accruals and other adjustments. Access shall deliver to Middleburg a certificate of Access’s Chief Executive Officer and Chief Financial Officer, dated as of the Closing Date, setting forth Access’s Tangible Equity calculation and certifying that the Access Closing Balance Sheet continues to reflect accurately, as of the date of the certificate, Access’s Tangible Equity and financial condition in all material respects.

(ii) For the purposes of this Section 6.3(d), “Access’s Tangible Equity” means Access’s total shareholders’ equity excluding intangible assets and other comprehensive income; provided that “total shareholders’ equity,” “intangible assets” and “other comprehensive income” shall each be calculated in accordance with GAAP and regulatory accounting principles and other legal and accounting requirements.

ARTICLE 7

TERMINATION

Section 7.1 Termination.

This Agreement may be terminated and the Merger and the other transactions contemplated hereby abandoned at any time before the Effective Date, whether before or after the approval of the Merger by the shareholders of Access or Middleburg, as provided below:

(a) By the mutual consent in writing of Access and Middleburg;

(b) By either Access or Middleburg, evidenced by written notice, if the Merger has not been consummated by September 30, 2017, provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Effective Date to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) By either Access or Middleburg in the event any Regulatory Approval required to be obtained pursuant to Section 6.1(b) has been denied by the relevant Governmental Authority and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated in this Agreement;

(d) By either Access or Middleburg (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of the other party contained in this Agreement which is not cured within thirty (30) days after the giving of written notice to the breaching party or by its nature cannot be cured within such time period and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide the terminating party the ability to refuse to consummate the Merger under Section 6.2(a) in the case of Access and Section 6.3(a) in the case of Middleburg;

(e) By either Access or Middleburg (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which is not cured within thirty (30) days after the giving of written notice to the breaching party or by its nature cannot be cured within such time period;

(f) By Access, at any time prior to the Middleburg Shareholder Approval, (i) if Middleburg has failed to make the Middleburg Board Recommendation, (ii) upon a Change in Middleburg Recommendation (including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer) or (iii) if Middleburg has failed to comply in all material respects with its obligations under Section 5.3(b) and Section 5.5;

(g) By either Access or Middleburg, if the Middleburg Shareholder Approval shall not have been obtained at the Middleburg Shareholders Meeting;

(h) By Middleburg, at any time prior to the Access Shareholder Approval, (i) if Access has failed to make the Access Board Recommendation, (ii) upon a Change in Access Recommendation (including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer) (iii) if Access failed to comply in all material respects with its obligations under Section 5.3(a) and Section 5.5;

(i) By either Middleburg or Access, if the Access Shareholder Approval shall not have been obtained at the Access Shareholders Meeting;

(j) By Access if the Board of Directors of Access determines to enter into a definitive agreement to accept a Superior Proposal in accordance with Section 5.5(f), provided that Access pays to Middleburg the Termination Fee simultaneously with such termination pursuant to Section 7.4(d); or

(k) By Middleburg if the Board of Directors of Middleburg determines to enter into a definitive agreement to accept a Superior Proposal in accordance with Section 5.5(f), provided that Middleburg pays to Access the Termination Fee simultaneously with such termination pursuant to Section 7.4(b).

Section 7.2 Effect of Termination.

In the event of termination of this Agreement by either party as provided in Section 7.1, none of Access, Middleburg, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c) (Confidentiality), Section 5.7 (Public Announcements), Section 7.1 (Termination), Section 7.2 (Effect of Termination), Section 7.4 (Termination Fee) and Article 8 (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

Section 7.3 Non-Survival of Representations, Warranties and Covenants.

None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreements, which shall survive in accordance with its terms) shall survive the Effective Date, except for Section 5.11 and for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Date.

Section 7.4 Termination Fee.

(a) In the event that (i) an Acquisition Proposal with respect to Middleburg shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of Middleburg, or any person or entity shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Middleburg after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Middleburg or Access pursuant to Section 7.1(b) (if the Middleburg Shareholder Approval has not theretofore been obtained), (B) by Access pursuant to Section

7.1(d) or (e) or (C) by Middleburg or Access pursuant to Section 7.1(g) and (iii) prior to the date that is fifteen (15) months after the date of such termination Middleburg enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Middleburg shall, on the earlier of the date it enters into such definitive agreement or the date of consummation of such transaction, pay Access a fee equal to $9,900,000 (the “Termination Fee”) by wire transfer of immediately available funds.

(b) In the event this Agreement is terminated by Access pursuant to Section 7.1(f) or by Middleburg pursuant to Section 7.1(k), then Middleburg shall, on the date of termination, pay Access the Termination Fee by wire transfer of immediately available funds.

(c) In the event that (i) an Acquisition Proposal with respect to Access shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of Access, or any person or entity shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Access after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Access or Middleburg pursuant to Section 7.1(b) (if the Access Shareholder Approvals have not theretofore been obtained), (B) by Middleburg pursuant to Section 7.1(d) or (e) or (C) by Middleburg or Access pursuant to Section 7.1(i) and (iii) prior to the date that is fifteen (15) months after the date of such termination Access enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Access shall, on the earlier of the date it enters into such definitive agreement or the date of consummation of such transaction, pay Middleburg the Termination Fee by wire transfer of immediately available funds.

(d) In the event this Agreement is terminated by Middleburg pursuant to Section 7.1(h) or by Access pursuant to Section 7.1(j), then Access shall, on the date of termination, pay Middleburg the Termination Fee by wire transfer of immediately available funds.

(e) Each of Access and Middleburg acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Access and Middleburg, respectively would not enter into this Agreement. Accordingly, if Access or Middleburg, as applicable, fails promptly to pay the amount due pursuant to this Section 7.4, and, in order to obtain such payment, Access or Middleburg, as applicable commences a suit which results in a judgment against the other party for the fee set forth in this Section 7.4, Access or Middleburg, as applicable, shall pay to the other party its fees and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

Section 7.5 Expenses.

Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC and other Governmental Authorities in connection with the Merger shall be borne equally by Access and Middleburg.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1 Entire Agreement.

This Agreement, including the Disclosure Letters and Exhibits, contains the entire agreement between Access and Middleburg with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

Section 8.2 Binding Effect; No Third Party Rights.

This Agreement shall bind Access and Middleburg and their respective successors and assigns. Other than Section 5.9(e), Section 5.11 and Section 5.12(c), nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

Section 8.3 Waiver and Amendment.

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the later of the date of the Access Shareholders Meeting or the Middleburg Shareholders Meeting, except statutory requirements and requisite approvals of shareholders and Regulatory Approvals.

Section 8.4 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof. The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.

Section 8.5 Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) when personally delivered or facsimile transmitted (with confirmation), or (ii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to Access:

Michael W. Clarke

President and Chief Executive Officer

Access National Corporation

1800 Robert Fulton Drive

Reston, Virginia 20191

Tele:   (703) 871-2101

with a copy to:

Jacob A. Lutz, III, Esq.

R. Mason Bayler, Jr., Esq.

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

Tele:   (804) 697-1490

Fax:    (804) 698-6014

If to Middleburg:

Gary R. Shook

President and Chief Executive Officer

Middleburg Financial Corporation

111 West Washington Street

Middleburg, Virginia 20118

Tele:   (540) 687-4801

Fax:    (540) 687-3739

with a copy to:

Wayne A. Whitham, Jr., Esq.

Williams Mullen

200 S. 10th Street, Suite 1600

Richmond, Virginia 23219

Tele:   (804) 420-6473

Fax:    (804) 420-6507

Section 8.6 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

Section 8.7 Waiver of Jury Trial.

Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

Section 8.8 Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

ACCESS NATIONAL CORPORATION

By:	/s/ Michael W. Clarke
Michael W. Clarke
President and Chief Executive Officer

MIDDLEBURG FINANCIAL CORPORATION

By:	/s/ Gary R. Shook
Gary R. Shook
Chief Executive Officer and President

EXHIBIT 1.1(a)

To the Agreement and

Plan of Reorganization

PLAN OF MERGER

BETWEEN

ACCESS NATIONAL CORPORATION

AND

MIDDLEBURG FINANCIAL CORPORATION

Pursuant to this Plan of Merger (the “Plan of Merger”), Middleburg Financial Corporation, a Virginia corporation (“Middleburg”), shall merge with and into Access National Corporation, a Virginia corporation (“Access”).

ARTICLE 1

Terms of the Merger

1.1	The Merger.

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of October [21], 2016, by and between Access and Middleburg (the “Agreement”), at the Effective Date (as defined herein), Middleburg will be merged with and into Access (the “Merger”), in accordance with the provisions of Virginia law, and with the effect specified in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). The separate corporate existence of Middleburg thereupon shall cease, and Access will be the surviving corporation in the Merger (Access as existing on and after the Effective Date is sometimes referred to herein as the “Continuing Corporation” whenever reference is made to it as of the Effective Date or thereafter). The Merger shall become effective on such date and time as may be determined in accordance with Section 1.2 of the Agreement (the “Effective Date”). Without limiting the generality of the foregoing, from and after the Effective Date, the Continuing Corporation shall possess all rights, privileges, properties, immunities, powers and franchises of Middleburg, and all of the debts, liabilities, obligations, claims, restrictions and duties of Middleburg shall become the debts, liabilities, obligations, claims, restrictions and duties of the Continuing Corporation.

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1	Conversion of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of Access or Middleburg or the holder of any of the following securities:

(a) Each share of common stock, par value $0.835 per share, of Access (“Access Common Stock”) issued and outstanding immediately prior to the Effective Date shall remain issued and outstanding and shall not be affected by the Merger.

(b) All shares of common stock, par value $2.50 per share, of Middleburg (“Middleburg Common Stock”) issued and outstanding immediately prior to the Effective Date that are owned, directly or indirectly, by Access or Middleburg (other than shares of Middleburg Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and similar accounts, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) (any such shares, the “Middleburg Cancelled Shares”) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no stock of Access or other consideration shall be delivered in exchange therefor.

(c) Subject to Section 2.2 of this Plan of Merger, each share of Middleburg Common Stock, except for Middleburg Cancelled Shares, issued and outstanding immediately prior to the Effective Date will cease to be outstanding and will be converted into and exchanged for the right to receive [1.3314] shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of common stock, par value $0.835 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (together, with any cash in lieu of fractional shares of Continuing Corporation Common Stock to be paid pursuant to Section 2.5 of this Plan of Merger, the “Merger Consideration”).

(d) If, between the date hereof and the Effective Date, the outstanding shares of Access Common Stock or Middleburg Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Exchange Ratio.

2.2	Exchange Procedures.

(a) Appointment of Exchange Agent. Prior to the Effective Date, Access shall appoint an exchange and paying agent reasonably acceptable to Middleburg (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

(b) Access to Make Merger Consideration Available. At or prior to the Effective Date, Access shall for the benefit of holders of shares of Middleburg Common Stock and for exchange in accordance with this Article II, (i) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article II in lieu of fractional shares of Continuing Corporation Common Stock, and (ii) duly authorize and direct issuance by the Exchange Agent of non-certificate shares represented by book-entry registry of Continuing Corporation Common Stock payable pursuant to this Article 2.

(c) Distributions to Holders of Middleburg Common Stock. Upon the Effective Date, each holder of an outstanding share of Middleburg Common Stock who has properly surrendered such Certificates (as defined herein) or non-certificated shares represented by book-entry registry of Middleburg Common Stock (the “Book-Entry Shares”) to the Exchange Agent (or affidavits of loss in lieu of such certificates) will be entitled to evidence of issuance in book entry form the number of whole shares of Continuing Corporation Common Stock (except if such holder has made an election to receive a physical stock certificate pursuant to Section 2.2(d) of this Agreement) and the amount of cash, if any, into which the aggregate number of shares of Middleburg Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Plan of Merger. If a holder of Middleburg Common Stock surrenders such Certificates representing shares of Middleburg Common Stock (the “Certificates”) or Book-Entry Shares and a properly executed letter of transmittal to the Exchange Agent at least five (5) business days prior to the Effective Date, then Access shall use commercially reasonable efforts to cause the Exchange Agent to deliver, within two (2) business days following the Effective Date, to such holder of Middleburg Common Stock the consideration into which the shares of such Middleburg Common Stock have been converted pursuant to this Plan of Merger. If a holder of Middleburg Common Stock surrenders such Certificates or Book Entry Shares and a properly executed letter of transmittal to the Exchange Agent at any time after five (5) business days prior to the Effective Date, then Access shall use commercially reasonable efforts to cause the Exchange Agent to promptly, but in no event later than five (5) business days following receipt of such Certificates or Book Entry Shares and a properly executed letter of transmittal, deliver to such holder of Middleburg Common Stock the consideration into which the shares of such Middleburg Common Stock have been converted pursuant to this Plan of Merger. The Exchange Agent shall not be obligated to deliver the consideration to which any former holder of Middleburg Common Stock is entitled as a result of the Merger until such holder surrenders his or her Certificates or Book-Entry Shares for exchange as provided in this Section 2.2. The Certificates or Book-Entry Shares so surrendered shall be, as applicable, duly endorsed or accompanied with such transfer and other documentation as the Exchange Agent may require. Any other provision of this Plan of Merger notwithstanding, neither the Continuing Corporation nor the Exchange Agent shall be liable to a holder of the Middleburg Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

(d) Letter of Transmittal. Access shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Date, to mail to each holder of Certificates or Book-Entry Shares who has not previously surrendered such Certificates or Book-Entry Shares a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates and Book-Entry Shares for the Merger Consideration into which the shares of such Middleburg Common Stock have been converted pursuant to this Plan of Merger. Such letter of transmittal shall permit each holder of Certificates or Book-Entry Shares to elect to receive, in lieu of shares of Continuing Corporation Common Stock represented by book-entry registry, a physical stock certificate representing shares of Continuing Corporation Common Stock payable pursuant to this Article II

(e) Lost Certificates. A holder of Middleburg Common Stock whose Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive its portion of the Merger Consideration and dividends or distributions to which such shareholder shall be entitled upon compliance with reasonable conditions imposed by the Continuing Corporation and the Exchange Agent pursuant to applicable law and as required in accordance with the Continuing Corporation’s and the Exchange Agent’s standard policy (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).

2.3	Rights of Former Holders of Middleburg Common Stock.

At the Effective Date, the stock transfer books of Middleburg shall be closed as to holders of Middleburg Common Stock, and no transfer of Middleburg Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.2 of this Plan of Merger, each Book-Entry Share or Certificate shall from and after the Effective Date represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of Middleburg Common Stock shall be entitled to vote after the Effective Date at any meeting of Continuing Corporation shareholders the number of whole shares of Continuing Corporation Common Stock into which their respective shares of Middleburg Common Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 2.2 of this Plan of Merger. Whenever a dividend or other distribution is declared by the Continuing Corporation on the Continuing Corporation Common Stock, the record date for which is at or after the Effective Date, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Plan of Merger, but no dividend or other distribution payable to the holders of record of Middleburg Common Stock as of any time subsequent to the Effective Date shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Date until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 2.2 of this Plan of Merger. However, upon surrender of such Book-Entry Share or Certificate representing Middleburg Common Stock the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each Book-Entry Share or other share represented by such Certificate.

2.4	Middleburg Stock Options and Other Equity-Based Awards.

(a) At the Effective Date, each option to purchase shares of Middleburg Common Stock (a “Middleburg Stock Option”) granted under an equity or equity-based compensation plan of Middleburg (a “Middleburg Stock Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Date shall cease, at the Effective Date, to represent a right to acquire Middleburg Common Stock and shall be converted at the Effective Date, without any action on the part of the holder thereof, into the right to receive a cash payment in an amount equal to the product of (i) the difference between the closing sale price of Middleburg Common Stock on the NASDAQ Global Market on the trading day immediately preceding the Effective Date and the per share exercise price of the Middleburg Stock Option immediately prior to the Effective Date, and (ii) the number of shares of Middleburg Common Stock subject to such Middleburg Stock Option, subject to any applicable withholdings. If the exercise price of a Middleburg Stock Option immediately prior to the Effective Date is greater than the closing sale price of Middleburg Common Stock on the NASDAQ Global Market on the trading day immediately preceding the Effective Date, then at the Effective Date such option shall be cancelled without any payment made in exchange therefor. Prior to the Effective Date, Middleburg shall take all commercially reasonable actions to give effect to this Section 2.4(a) including, without limitation, using commercially reasonable efforts to obtain a written consent from each holder of a Middleburg Stock Option to the cancellation of such Middleburg Stock Option in exchange for the cash payment provided by this Section 2.4(a).

(b) Prior to the Effective Date, Middleburg shall take all actions necessary to cause each Middleburg Stock Plan to terminate immediately prior to the Effective Date.

(c) At the Effective Date, each restricted stock award granted under a Middleburg Stock Plan (a “Middleburg Stock Award”) which is unvested or contingent and outstanding immediately prior to the Effective Date, shall fully vest and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to this Plan of Merger, and the shares of Middleburg Common Stock subject to such Middleburg Stock Award will be treated in the same manner as all other shares of Middleburg Common Stock for such purposes.

2.5	No Fractional Shares.

Each holder of shares of Middleburg Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the closing sale price of Access Common Stock on the NASDAQ Global Market for the trading day immediately preceding (but not including) the Effective Date.

2.6	Treasury Warrant.

At the Effective Date, each warrant to purchase Middleburg Common Stock originally issued to the United States Department of the Treasury (the “Treasury”) pursuant to the Securities Purchase Agreement incorporated into the Letter Agreement, dated January 30, 2009, between Middleburg and the Treasury, including separate warrants derived therefrom, if any, (each a “Treasury Warrant”), which is then outstanding and unexercised shall cease to represent a right to acquire Middleburg Common Stock and shall be converted into a warrant to purchase shares of Continuing Corporation Common Stock in an amount and at an exercise price determined in accordance with the terms of such Treasury Warrant.

2.7	Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Plan of Merger to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign Tax (as defined in the Agreement) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined in the Agreement) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Plan of Merger as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

ARTICLE 3

Articles of Incorporation and Bylaws of the Continuing Corporation

The Articles of Incorporation and Bylaws of Access as in effect immediately prior to the Effective Date, will be the Articles of Incorporation and Bylaws of the Continuing Corporation.

ARTICLE 4

Conditions Precedent

The obligations of Middleburg and Access to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

ARTICLE 5

Amendment

This Plan of Merger may be amended by Access and Middleburg at any time prior to the Effective Date, whether before or after receipt of the Middleburg Shareholder Approval (as defined in the Agreement) and the Access Shareholder Approval (as defined in the Agreement), provided, however, that after either such approval has been obtained, there shall be made no amendment that by applicable law would require further approval by the holders of Access Common Stock or Middleburg Common Stock, including to effect any of the changes listed in Section 13.1-716E of the VSCA.

ARTICLE 6

Termination

This Plan of Merger may be terminated at any time before the Effective Date by the parties hereto as provided in Article 7 of the Agreement.

Exhibit 1.5(a)

AGREEMENT AND PLAN OF MERGER OF

MIDDLEBURG BANK

WITH AND INTO

ACCESS NATIONAL BANK

This Agreement and Plan of Merger ( this “Bank Merger Agreement”), dated as of October 21, 2016, is by and between Access National Bank, Reston, Virginia (“Access Bank”) and Middleburg Bank, Middleburg, Virginia (“Middleburg Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Parent Merger Agreement”) dated as of October 21, 2016, between Access National Corporation (“ANCX”) and Middleburg Financial Corporation (“MBRG”).

WHEREAS, Middleburg Bank is a Virginia chartered banking corporation and a wholly owned subsidiary of MBRG with its principal office at 111 West Washington Street, Middleburg, Virginia 20117, with an authorized capitalization of 1,000,000 shares of common stock, par value $5.00 per share (“Middleburg Bank Capital Stock”), of which 448,000 shares are issued and outstanding ; and

WHEREAS, Access Bank is a national banking association and a wholly owned subsidiary of ANCX with its principal office at 1800 Robert Fulton Drive, Suite 310, Reston, Virginia 20191, with an authorized capitalization of 10,000,000 shares of common stock, par value $5.00 per share (“Access Bank Capital Stock”), of which 3,502,994 shares are issued and outstanding; and

WHEREAS, ANCX and MBRG have entered into the Parent Merger Agreement, pursuant to which MBRG will merge with and into ANCX, with ANCX surviving (the “Parent Merger”); and

WHEREAS, Access Bank and Middleburg Bank desire to merge on the terms and conditions herein provided following the effective time of the Parent Merger, and each of the Boards of Directors of Access Bank and Middleburg Bank has determined that the Bank Merger (as defined herein) is in the best interests of its respective bank, has approved the Bank Merger and has authorized its respective bank to enter into this Bank Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1. The Bank Merger. Subject to the terms and conditions of the Parent Merger Agreement and this Bank Merger Agreement, at the Effective Time (as defined herein), Middleburg Bank shall merge with and into Access Bank (the “Bank Merger”) under the laws of the United States and of the Commonwealth of Virginia and in accordance with the provisions of 12 U.S.C. § 215a. Access Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”).

2. Effects of the Bank Merger. Upon consummation of the Bank Merger, and in addition to the effects set forth at 12 U.S.C. § 215a, the applicable provisions of the regulations of the Office of the Comptroller of the Currency (the “OCC”) and other applicable law:

(i) The separate existence of Middleburg Bank shall cease, and the Surviving Bank shall continue its existence under the laws of the United States as a national banking association. At the Effective Time the Surviving Bank shall be considered the same business and corporate entity as Access Bank and Middleburg Bank with all the rights, powers and duties of each of Access Bank and Middleburg Bank;

(ii) All assets, interests, rights and appointments of Access Bank and Middleburg Bank as they exist immediately prior to the Effective Time (as defined herein) shall pass to and vest in the Surviving Bank without any conveyance or other transfer; and

(iii) The Surviving Bank shall be responsible for all the liabilities of every kind and description of Access Bank and Middleburg Bank as they exist immediately prior to the Effective Time;

3. Closing; Effective Time. The closing of the Bank Merger will take place immediately following the Parent Merger or at such other time and date as ANCX may determine in its sole discretion, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Bank Merger Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, at such place as is agreed by Access Bank and Middleburg Bank. Subject to applicable law, the Bank Merger shall become effective upon the issuance of a certification of merger by the OCC (such date and time, the “Effective Time”).

4. Articles of Association; Bylaws. The national bank charter, articles of association and bylaws of Access Bank in effect immediately prior to the Effective Time shall be the national bank charter, articles of association and the bylaws of the Surviving Bank, in each case until altered, amended or repealed in accordance with their terms and applicable law, subject to Section 5 of this Bank Merger Agreement.

5. Corporate Title; Offices. The corporate title of the Surviving Bank shall be “Access National Bank.” The main office of the Surviving Bank shall be the main office of Access Bank immediately prior to the Effective Time.

6. Directors and Executive Officers. The officers and directors of Access Bank immediately prior to the Effective Time shall be the officers and directors of the Surviving Bank upon the Effective Time. All officers of the Surviving Bank shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors of the of the Surviving Bank or an appropriately authorized committee thereof.

7. Effect on Shares of Capital Stock. Each share of Access Bank common stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Bank Merger and shall remain issued and outstanding. At the Effective Time, by virtue of the Bank Merger and without any action on the part of any holder of any capital stock of Middleburg Bank, each share of Middleburg Bank capital stock issued and outstanding prior to the Bank Merger shall be automatically cancelled and no cash, new shares of capital stock, or other property shall be delivered in exchange therefor. At and after the Effective Time, certificates evidencing shares of Middleburg Bank capital stock shall not evidence any interest in Middleburg Bank or the Surviving Bank.

8. Conditions Precedent. The Bank Merger and the obligations of the parties under this Bank Merger Agreement, including to consummate the Bank Merger, shall be subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

(i) This Bank Merger Agreement has been approved by ANCX as the sole shareholder of Access Bank and MBRG as the sole shareholder of Middleburg Bank at meetings of shareholders duly called and held or by written consent or consents in lieu thereof;

(ii) The approval of the OCC under 12 U.S.C. § 215a and 12 U.S.C. § 1828(c) of the Bank Merger shall have been obtained and shall be in full force and effect, and all related waiting periods shall have expired, and all other material consents, approvals, permissions and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired;

(iii) ANCX and Access Bank have obtained any necessary regulatory approvals to operate the main office and the branch offices of Middleburg Bank as offices of the Surviving Bank;

(iv) The Parent Merger shall have been consummated in accordance with the terms of the Parent Merger Agreement at or before the Effective Time; and

(v) No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.

9. Covenants. From the date of this Bank Merger Agreement to the Effective Time, Access Bank and Middleburg Bank agree to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement. Without limiting the generality of the foregoing, Access Bank and Middleburg Bank shall proceed expeditiously and cooperate fully in the preparation and submission of such applications or other filings for the Bank Merger with the OCC, the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank acting pursuant to delegated authority) and the Virginia Bureau of Financial Institutions as may be required by applicable laws and regulations.

10. Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Middleburg Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, Middleburg Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of Middleburg Bank or otherwise to take any and all such action.

11. Authorization; Binding Effect. Each of the parties hereto represents and warrants that this Bank Merger Agreement has been duly authorized, executed and delivered by such party and, assuming the due authorization, execution and delivery by all other parties to this Bank Merger Agreement, constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

12. Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Access Bank and Middleburg Bank at any time prior to the Effective Time.

13. Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party

14. Assignment. This Bank Merger Agreement may not be assigned by either Access Bank or Middleburg Bank (whether by operation of law or otherwise) without the prior written consent of the other.

15. Termination. This Bank Merger Agreement may be terminated by written agreement of Access Bank and Middleburg Bank at any time prior to the Effective Time, and in any event shall terminate upon the termination of the Parent Merger Agreement in accordance with its terms.

16. Governing Law. Except to the extent governed by laws of the United States applicable hereto, this Bank Merger Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to agreements made and to be performed wholly within such state.

17. Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of Access National Bank and Middleburg Bank has caused this Bank Merger Agreement to be executed on its behalf by their duly authorized officers, as of the day and year first above written.

ACCESS NATIONAL BANK

By:
Michael W. Clarke
President and Chief Executive Officer

MIDDLEBURG BANK

By:
Gary R. Shook
President and Chief Executive Officer

[Signature Page to Bank Merger Agreement]

Disclosure Schedules

Disclosure Schedules are not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. Middleburg Financial Corporation will furnish a copy of any omitted schedule or similar attachment to the United States Securities and Exchange Commission upon request.